Exhibit 99.1

Novocure Reports Third Quarter 2018 Financial Results and Provides Company Update

Quarterly net revenues of $64.8 million, representing 29 percent growth versus the third quarter 2017 and 5 percent growth versus the second quarter 2018

Humanitarian device exemption (HDE) application submitted to FDA for approval in malignant pleural mesothelioma

St. Helier, Jersey – Novocure (NASDAQ: NVCR) today reported financial results for the three and nine months ended September 30, 2018. The company highlighted continued revenue growth supported by commercial momentum in newly diagnosed GBM and continued clinical development progress.

Third quarter 2018 highlights include:

	Three months ended September 30,			Nine months ended September 30,
	2018	2017	% Change	2018	2017	% Change

Non-financial
Active patients at period end(1)	2,252	1,683	34%	2,252	1,683	34%
Prescriptions received in period(2)	1,243	1,076	16%	3,745	3,029	24%

Financial, in millions
Net revenues	$64.8	$50.1	29%	$178.4	$123.4	45%
Gross profit	$45.8	$35.0	31%	$121.4	$83.4	46%
Net loss	$(11.7)	$(11.5)	-2%	$(47.9)	$(50.7)	6%

Cash and cash equivalents at the end of period	$123.0	$82.1
Short-term investments at the end of period	$104.7	$104.5
(1)

An “active patient” is a patient who is on Optune under a commercial prescription order as of the measurement date, including patients who may be on a temporary break from treatment and who plan to resume treatment in less than 60 days.

(2)

A “prescription received” is a commercial order for Optune that is received from a physician certified to treat patients with Optune for a patient not previously on Optune. Orders to renew or extend treatment are not included in this total.

“We delivered record quarterly revenue of $64.8 million in the third quarter, representing 5% quarter-over-quarter growth, driven by both active patient growth and ongoing improvements in our gross-to-net spread,” said Asaf Danziger, Novocure’s Chief Executive Officer. “Prescriptions for patients with newly diagnosed GBM continued to grow, reflecting increased demand from radiation oncologists and neurosurgeons in our global active markets. We also finalized a strategic collaboration with Zai Lab which enables commercial access to China and establishes a development partnership intended to progress Tumor Treating Fields in multiple solid tumor indications.”

“In September, we presented final data from our STELLAR trial and have now submitted an HDE application to the FDA in malignant pleural mesothelioma (MPM), which we believe brings us one step closer to our first indication outside of the brain,” said William Doyle, Novocure’s Executive Chairman. “We continue to increase our investments in research and development with three ongoing phase 3 pivotal trials creating the potential for multiple interim or final data readouts within the next three years.”

“Novocure is a global oncology company with a proprietary platform therapy, an established commercial business and significant upside potential from an advancing pipeline in multiple indications,” continued Mr. Doyle. “With net cash flow from operating activities of $5.6 million during the quarter and more than $227 million in cash, cash equivalents and short-term investments on hand at the end of the third quarter, we believe we are in a position of strength to continue to execute our strategic plan.”

Third quarter 2018 operating statistics and financial update

There were 2,252 active patients on Optune at September 30, 2018, representing 34 percent growth versus September 30, 2017, and 4 percent growth versus June 30, 2018. The increase in active patients was driven by increased commercial adoption and by continued growth in prescriptions for patients with newly diagnosed GBM, who typically have a longer duration of treatment with Optune.

•	In the United States, there were 1,602 active patients on Optune at September 30, 2018, representing 30 percent growth versus September 30, 2017.
•	In Germany and other EMEA markets, there were 581 active patients on Optune at September 30, 2018, representing 30 percent growth versus September 30, 2017.
•	In Japan, there were 69 active patients on Optune at September 30, 2018, representing 6,800 percent growth versus September 30, 2017.

Additionally, 1,243 prescriptions were received in the three months ended September 30, 2018, representing 16 percent growth compared to the same period in 2017, and flat versus the three months ended June 30, 2018. The year-over-year increase in prescriptions was driven primarily by commercial activities in the United States and Germany and Optune launch activities in Japan. We saw continued growth in prescriptions for newly diagnosed GBM with more than 930 Optune prescriptions in the third quarter, 75% of total prescriptions, written for patients with newly diagnosed GBM.

•	In the United States, 907 prescriptions were received in the three months ended September 30, 2018, representing 13 percent growth compared to the same period in 2017.
•	In Germany and other EMEA markets, 288 prescriptions were received in the three months ended September 30, 2018, representing 7 percent growth compared to the same period in 2017.
•	In Japan, 48 prescriptions were received in the three months ended September 30, 2018, representing 4,700 percent growth compared to the same period in 2017.

For the three months ended September 30, 2018, net revenues were $64.8 million, representing 29 percent growth versus the same period in 2017. Revenue growth was driven by increased Optune adoption in the United States and Germany and continuing launch activities in Japan, partially offset by the absence of one-time benefits from the 2017 cash to accrual revenue recognition transition.

For the three months ended September 30, 2018, cost of revenues was $18.9 million compared to $15.2 million for the same period in 2017, representing an increase of 25 percent. The increase was primarily driven by the cost of shipping transducer arrays to a higher volume of commercial patients, as well as an increase in field equipment depreciation.

Research, development and clinical trials expenses for the three months ended September 30, 2018, were $13.1 million compared to $9.3 million for the same period in 2017, representing an increase of 41 percent. This was primarily due to an increase in clinical trial and personnel expenses for our METIS, LUNAR, and PANOVA-3 trials and an increase in costs associated with medical affairs.

Sales and marketing expenses for the three months ended September 30, 2018, were $19.1 million compared to $16.4 million for the same period in 2017, representing an increase of 17 percent. This was primarily due to increases in our global sales force, increased marketing and market access expenses and increased facility expenses to support our geographical expansion in Japan and Austria.

General and administrative expenses for the three months ended September 30, 2018, were $18.9 million compared to $15.2 million for the same period in 2017, representing an increase of 24 percent. This was primarily due to an increase in share based compensation and an increase in professional services.

Personnel costs for the three months ended September 30, 2018, included $10.5 million in non-cash share-based compensation expenses, comprised of $0.5 million in cost of revenues; $1.2 million in research, development and clinical trials; $2.0 million in sales and marketing; and $6.8 million in general and administrative expenses. Total non-cash share-based compensation expenses for the third quarter 2017 were $8.6 million.

Net loss for the three months ended September 30, 2018, was $11.7 million compared to net loss of $11.5 million for the same period in 2017, representing a 2 percent decrease in net income.

At September 30, 2018, we had $123.0 million in cash and cash equivalents and $104.7 million in short-term investments, for a total balance of $227.7 million in cash, cash equivalents and short-term investments. This represents an increase of $8.7 million in cash and investments since June 30, 2018.

Anticipated clinical trial milestones

•	Initiation of phase 3 pivotal trial in recurrent ovarian cancer (Q4 2018)
•	First patient enrollment in phase 2 pilot HEPANOVA trial in advanced liver cancer (Q4 2018)
•	Final data collection from phase 3 pivotal METIS trial in brain metastases (2020)
•	Final data collection from phase 3 pivotal LUNAR trial in non-small cell lung cancer (2021)
•	Final data collection from phase 3 pivotal PANOVA 3 trial in locally advanced pancreatic cancer (2022)

Conference call details

Novocure will host a conference call and webcast to discuss third quarter 2018 financial results today, Thursday, October 25, 2018, at 8 a.m. EDT. Analysts and investors can participate in the conference call by dialing 855-442-6895 for domestic callers and 509-960-9037 for international callers, using the conference ID 2186119.

The webcast, earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call.

About Novocure

Novocure is an oncology company developing a profoundly different cancer treatment utilizing a proprietary therapy called Tumor Treating Fields, the use of electric fields tuned to specific frequencies to disrupt solid tumor cancer cell division. Novocure’s commercialized product is approved for the treatment of adult patients with glioblastoma. Novocure has ongoing or completed clinical trials investigating Tumor Treating Fields in brain metastases, non-small cell lung cancer, pancreatic cancer, ovarian cancer, liver cancer and mesothelioma.

Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania and New York City. Additionally, the company has offices in Germany, Switzerland, Japan and Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory submission and approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 22, 2018, with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Consolidated Statements of Operations

USD in thousands (except share and per share data)

	Three months ended September 30,		Nine months ended September 30,		Year ended December 31,
	2018	2017	2018	2017	2017
	Unaudited		Unaudited		Audited
Net revenues	$64,756	$50,109	$178,395	$123,365	$177,026
Cost of revenues	18,949	15,153	57,020	39,969	55,609

Gross profit	45,807	34,956	121,375	83,396	121,417

Operating costs and expenses:
Research, development and clinical trials	13,074	9,273	35,540	28,055	38,103
Sales and marketing	19,124	16,387	56,455	47,503	63,528
General and administrative	18,855	15,215	54,388	42,660	59,114

Total operating costs and expenses	51,053	40,875	146,383	118,218	160,745

Operating income (loss)	(5,246)	(5,919)	(25,008)	(34,822)	(39,328)
Financial expenses (income), net	2,397	2,156	10,110	6,785	9,169

Income (loss) before income taxes	(7,643)	(8,075)	(35,118)	(41,607)	(48,497)
Income taxes	4,051	3,423	12,810	9,110	13,165

Net income (loss)	$(11,694)	$(11,498)	$(47,928)	$(50,717)	$(61,662)

Basic and diluted net income (loss) per ordinary share	$(0.13)	$(0.13)	$(0.52)	$(0.57)	$(0.70)

Weighted average number of ordinary shares used in computing basic and diluted net income (loss) per share	92,911,375	89,125,646	91,409,619	88,265,835	88,546,719

Consolidated Balance Sheets

USD in thousands (except share data)

	September 30,	December 31,
	2018	2017
	Unaudited	Audited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$122,959	$78,592
Short-term investments	104,743	104,719
Restricted cash	2,199	2,126
Trade receivables	35,388	29,567
Receivables and prepaid expenses	9,895	8,105
Inventories	21,641	22,025
Total current assets	296,825	245,134

LONG-TERM ASSETS:
Property and equipment, net	8,564	9,031
Field equipment, net	7,300	9,036
Severance pay fund	114	111
Other long-term assets	2,709	1,986
Total long-term assets	18,687	20,164

TOTAL ASSETS	$315,512	$265,298

	September 30,	December 31,
	2018	2017
	Unaudited	Audited
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables	$20,053	$17,206
Other payables and accrued expenses	28,034	32,996
Total current liabilities	48,087	50,202

LONG-TERM LIABILITIES:
Long-term loan, net of discount and issuance costs	149,231	97,342
Employee benefit liabilities	2,347	2,453
Other long-term liabilities	911	1,737
Total long-term liabilities	152,489	101,532

TOTAL LIABILITIES	200,576	151,734

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Share capital -
Ordinary shares no par value, unlimited shares authorized; issued and outstanding: 93,007,844 shares and 89,478,032 shares at September 30, 2018 (unaudited) and December 31, 2017, respectively	-	-
Additional paid-in capital	744,087	697,165
Accumulated other comprehensive income (loss)	(1,127)	(1,343)
Retained earnings (accumulated deficit)	(628,024)	(582,258)
Total shareholders' equity	114,936	113,564

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$315,512	$265,298

Media and Investor Contact:

Ashley Cordova

acordova@novocure.com

212-767-7558